SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Foster Wheeler Ltd.

(Exact name of registrant as specified in its charter)

Bermuda*	22-3802649
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, New Jersey	08809-4000
(Address of principle executive offices)	(Zip Code)

*                 Maintains its registered offices at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda, and its principal executive offices at Perryville Corporate Park, Clinton, New Jersey 08809-4000

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box  ☒

Securities Act registration statement file number to which this Form relates:  333-107054 (with respect to the Class A Warrants).

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Warrants to Purchase Common Shares, par value $0.01 per share

Class B Warrants to Purchase Common Shares, par value $0.01 per share

(Title of class)

Foster Wheeler Ltd.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Foster Wheeler Ltd. (the “Company”) is registering (a) Class A Warrants (the “Class A Warrants”) to purchase common shares of the Company issued in the Company’s equity-for-debt exchange offer, which closed on September 24, 2004, and during the related subsequent offering period which expired on October 20, 2004 (the “Exchange Offer”), pursuant to the Company’s registration statement on Form S-4 (File No. 333-107054) and (b) Class B Warrants (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”) to purchase common shares of the Company distributed on October 15, 2004 to the Company’s common shareholders of record as of September 23, 2004, on a one warrant per common share basis, for no consideration, in connection with the Exchange Offer.  In the aggregate, the Company issued or distributed 4,152,914 Class A Warrants and 40,771,560 Class B Warrants.

The Warrants were issued pursuant to a Warrant Agreement (the “Warrant Agreement”) dated as of September 24, 2004 between Foster Wheeler Ltd. and Mellon Investor Services LLC as warrant agent.  The terms and conditions of the Warrants are governed by the terms and conditions of the Warrant Agreement.

Reference is made to the sections entitled “Summary—Terms of the Warrants” and “Description of the Warrants” in the prospectus forming part of the Company’s resale shelf registration statement on Form S-3 (File No 333-120076) which contain a description of the Warrants, and are hereby deemed to be incorporated by reference into this Form 8-A.

Item 2. Exhibits.

1.                                       Warrant Agreement dated as of September 24, 2004 between Foster Wheeler Ltd. and Mellon Investor Services LLC as warrant agent, including forms of Class A Warrant Certificate and Class B Warrant Certificate (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-3 (File No 333-120076)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Foster Wheeler Ltd.

By:	/s/ John T. La Duc
	Name:	John T. La Duc
	Title:	Executive Vice President
and Chief Financial Officer
Date: April 26, 2005